Exhibit 99.1

The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, NY 10901

July 10, 2006

Mr. Elliot S. Jaffe
The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, NY 10901

Dear Mr. Jaffe:

Reference is made to our letter agreement with you dated as of May 2, 2002 (the “2002 Agreement”). This will acknowledge that you have given The Dress Barn, Inc. (herein the “Company” or “we”) at least 90 days’ notice of your election to terminate your term as Executive Chairman of the Board effective on July 30, 2006 conditioned upon approval by the Compensation Committee of the Board of Directors of the Company and the execution of this letter agreement prior to that date. Upon its approval and execution, this letter agreement will be deemed to amend the 2002 Agreement.

1.  The 2002 Agreement provides (and will continue to provide) that you will not be required to provide services involving more than 24 days per fiscal year. You have indicated your intention for the foreseeable future and subject to your continuing good health to be willing to provide services of the equivalent of two days per week. Your services shall continue to be as requested by the Chief Executive Officer of the Company (or if you so elect, the Board of Directors), and it continues to be understood that the services are to be at times and at locations that are reasonably satisfactory to you. You will continue to be employed by the Company initially (effective July 30, 2006) as the Chairman of the Board. We shall have the right to reduce or eliminate your duties and responsibilities. It is the Company’s intention that you continue to serve as a member of the Board of Directors of the Company. However, your salary and other benefits as provided in this letter agreement shall not be reduced or eliminated by reason of your no longer serving as a Director or no longer having the Chairman title. While the 2002 Agreement provided that your employment will continue for the rest of your life, that provision is amended to permit the Company to elect to terminate your employment on at least 90 days’ notice at any time after 10 years from July 30, 2006. You shall be entitled to an office and secretarial assistance only as long as you serve as Chairman of the Board. Effective July 30, 2006, you will no longer be entitled to participate in the Company’s benefit plans including, without limitation, its group insurance plans and programs available to the Company’s senior executives or its employees generally. However, the Company will provide you for the rest of your life with health insurance coverage as similar as practicable to the Company’s health plan, it being understood that the Company is required only to use all reasonable commercial efforts to obtain such coverage for you. Other personal benefits provided to you as Executive Chairman of the Board shall no longer be provided after July 29, 2006. The provisions of this paragraph 1 are intended to amend the provisions of paragraphs 2, 4 and 5 of the 2002 Agreement.

2.  Effective July 30, 2006 and so long as you continue to be employed by the Company, your salary shall be at the annual rate of $350,000 or such higher amount as results from a COLA Adjustment1, recalculated at the end of each of our fiscal years from July 29, 2006. Nothing contained in this letter shall preclude the Board of Directors in its discretion from increasing your salary at any time. In view of the recently adopted provisions of Section 409A of the Internal Revenue Code of 1986, as amended, no payment will be made to you during the first six months of the Company’s fiscal year beginning July 30, 2006, but you will be entitled to a lump sum salary payment thereafter so that your salary for our fiscal year beginning July 30, 2006 shall be in the amount set forth above. Paragraph 8 of the 2002 Agreement provides that the non-competition provisions contained in that paragraph shall apply only as long as you are receiving salary payments from the Company. However, you have agreed that in the event the Company exercises its right under paragraph 1 above to terminate your employment by the Company, the non-competition provisions in paragraph 8 of the 2002 Agreement shall nevertheless remain in effect.

3.  In view of the various changes in the arrangements with respect to your employment and in view of your role as a founder of the Company and your 44 years of service to the Company, the Company has agreed to provide you with a supplemental retirement benefit of $150,000 per annum (or such higher amounts as results from the COLA Adjustment) payable monthly for the rest of your life regardless of whether you are willing to or actually providing any services to the Company. Your supplemental retirement benefit shall begin July 30, 2006 but, as with your salary, a lump sum supplemental retirement benefit payment will be made to you on or after February 1, 2007 so that your supplemental retirement benefit for our fiscal year beginning July 30, 2006 shall be in the amount set forth above.

4.  The 2002 Agreement provides for a death benefit equal to one-year’s salary at the rate in effect on the day of your death. In the event your death occurs following the termination of your employment by the Company, the death benefit will be based on the salary rate last in effect prior to such termination. The death benefit will be payable to your estate (or to any beneficiary you have last designated by notice to the Company) and shall be payable in a lump sum no later than three months after your date of death.

5.  Except as amended hereby, the 2002 Agreement remains in full force and effect as provided therein, it being understood that effective July 30, 2006 the provisions of paragraph 7 and the parenthetical in the first sentence of paragraph 8 relating to “Change in Control” will no longer be applicable. The Company intends that the 2002 Agreement, as amended hereby, comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be limited, construed and interpreted in accordance with such intent. In the event that any provision does not so comply, the Company shall reform the 2002 Agreement, as amended hereby, after good faith consultation with you, to the maximum extent possible to retain the intended economic and tax benefits to you under the 2002 Agreement, as amended hereby, without violating Section 409A or creating any unintended or adverse consequences to you. Nothing in the 2002 Agreement or in this letter agreement is intended to or shall affect the benefits, rights or obligations of the parties under any agreement relating to stock options or the Executive Retirement (deferred compensation) Plan.

1 a “COLA Adjustment” means an increase in the Consumer Price Index for Urban Consumers for N.Y.-Northern N.J.-Long Island, NY-NJ-CT-PA.

If the foregoing accurately sets forth our agreement, please countersign and return to us a copy of this letter.

Very truly yours, THE DRESS BARN, INC. By: /s/ Armand Correia Armand Correia, SVP, Chief Financial Officer

ACCEPTED AND AGREED TO:
/s/ Elliot S. Jaffe

Elliot S. Jaffe